UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 21, 2020

LIMESTONE BANCORP, INC.
(Exact Name of Registrant as specified in Charter)

Kentucky	001-33033	61-1142247
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2500 Eastpoint Parkway, Louisville, Kentucky	40223
(Address of principal executive offices)	(Zip code)

(502) 499-4800
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to siultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	LMST	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01.     Entry into a Definitive Material Agreement.

On July 21, 2020, pursuant to that certain Indenture dated July 23, 2019 (the “Indenture”), by and between Limestone Bancorp, Inc. (the “Company”) and Wilmington Trust, National Association, as trustee (“Trustee”), the Company authorized and directed the Trustee (the “Company Order”) to (i) increase the aggregate principal amount of the 5.75% Fixed-to-Floating Rate Subordinated Notes due 2029 (the “Notes”) to be issued under the Indenture from $17,000,000 to $25,000,000, and (ii) reopen the series of Notes for issuances of additional Notes in the aggregate principal amount of $8,000,000 (the “Additional Notes”).  On July 21, 2020, the Company entered into Subordinated Note Purchase Agreements (collectively, the “Purchase Agreement”) with certain qualified institutional buyers and institutional accredited investors (the “Purchasers”) pursuant to which the Company will sell and issue the Additional Notes on July 31, 2020 at a price equal to 99% of the principal amount thereof. The Additional Notes are being offered and sold by the Company to eligible purchasers in a private offering in reliance on the exemption from the registration requirements of Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).  The Company intends to use the net proceeds from the offering to retire the Company’s $5.0 million senior debt.  The remaining net proceeds will be used for general corporate purposes.  The fees of the placement agents and other costs of issuance will be paid directly by the Company from cash on hand.

The Additional Notes have a July 31, 2029 stated maturity date and will bear interest from and including the date of issuance to but excluding July 31, 2024, at a fixed annual rate of 5.75%, payable semi-annually in arrears. From and including July 31, 2024 to but excluding the maturity date or early redemption date, the interest rate shall reset quarterly to an interest rate per annum equal to the then-current three-month LIBOR (provided, however, that in the event three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero) plus 395 basis points, payable quarterly in arrears.  The Additional Notes will not be redeemed prior to July 31, 2025 so long as they constitute Tier 2 capital, and may be redeemed at any time upon the occurrence of certain events. The Purchase Agreement contains certain customary representations, warranties and covenants made by the Company, on the one hand, and the Purchasers, severally and not jointly, on the other hand.

The Additional Notes are not subject to any sinking fund and are not convertible into or exchangeable for any other securities or assets of the Company or any of its subsidiaries. The Additional Notes are not subject to redemption at the option of the holder. The Additional Notes are unsecured, subordinated obligations of the Company only and are not obligations of, and are not guaranteed by, any subsidiary of the Company. The Additional Notes will rank junior in right to payment to the Company’s current and future senior indebtedness. The Additional Notes qualify as Tier 2 capital for regulatory capital purposes for the Company.

The Indenture, Company Order and form of the Purchase Agreement are included as Exhibits 4.1, 4.2 and10.1 to this Current Report on Form 8-K and incorporated herein by reference. The form of the Additional Notes is included as Exhibit 4.2 of the Current Report on Form 8-K of the Company dated July 25, 2019.  The foregoing descriptions of the Indenture, the Company Order, the Additional Notes, and the Purchase Agreement are summaries and are qualified in their entirety by reference to the relevant Exhibits to this Current Report on Form 8-K and the Current Report on Form 8-K of the Company dated July 25, 2019.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02    Unregistered Sales of Equity Securities.

On July 22, 2020, the Company completed a voluntary stock exchange transaction in which the Company issued 220,000 newly issued Common Shares in exchange for 220,000 outstanding Non-Voting Common Shares (the “Exchange”).

The securities issued and sold in the Exchange were offered and sold by the Company in reliance upon an exemption from registration pursuant to Section 3(a)(9) of the Securities Act. The Exchange was a private share-for-share exchange transaction directly between the Company and the holders of the Non-Voting Common Shares.  The Company did not pay any placement fees, commission or other remuneration in this transaction.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit
4.1
Indenture dated as of July 23, 2019 by and among Limestone Bancorp, Inc. and Wilmington Trust, National Association is incorporated by reference to the Company’s Current Report on Form 8-K dated July 25, 2019

4.2	Company Order of Limestone Bancorp, Inc. dated July 21, 2020
10.1	Form of Subordinated Note Purchase Agreement dated July 21, 2020 by and among Limestone Bancorp, Inc. and the Purchasers

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LIMESTONE BANCORP, INC.

Date: July 24, 2020	By:	/s/ Phillip W. Barnhouse
Phillip W. Barnhouse
Chief Financial Officer